Translation from the German into the English Language
             Confidentiality Agreement: Mercedes Benz and IQ Battery

                                                                    Exhibit 6.18
                                                                     Page 1 of 2

                            Confidentiality Agreement


Mercedes Benz Aktiengessellschaft
Mercedesstrasse 136, 70322 Stuttgart
Department EP/VEG
HPC T723

and
IQ-Battery R & D GmbH
Inselkammer Str. 4
82008 Unterhaching


enter the obligation as per the following: all technical and commercial information, in particular intentions, experience, knowledge and designs which were for the purpose of the project and during the period of this agreement made accessible or were received by or from the partner to this contract, and until expiry of five years after the end of the period of the contract, to treat confidentially, not to make accessible to third parties, as well as not to use for industrial purposes, as long as the partners to this contract did not agree otherwise in writing.

This   obligation  of   confidentiality   is  not  valid  for   information  and
documentation which:

a.) was evidently known to the receiving contract partner right from the beginning when the cooperation begun;

b.) the receiving partner to the contract evidently obtained legally from third parties;

c.) it is known publicly, or, without breaking obligations contained in this contract, was known publicly;
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d.)  the receiving partner  evidently  developed within the scope of its own and independent development work

The partners to this contract are under obligation to impose the same obligations on their employees to whom such information, technical and economical knowledge and experience will be conveyed, just as they were themselves partners to this contract, as far it is possible legally, and also for the term after separation.

The partners to this contract shall apply the same caution, as by handling their own confidential information.

In case of sharing anticipated discoveries, the partners reserve right with regard to eventual possible later patent protection.

This agreement becomes enforceable immediately, and shall have duration until 31.12.97

Stuttgart, 21.03.97

Mercedes-Benz Aktiengesselschaft1